Exhibit 99.2

One Horizon Group Announces the Rollout of the Aishuo App in China
Available Now on Baidu, Tencent and 360.CN

BAAR, SWITZERLAND--(Feb 4, 2015) - One Horizon Group, Inc. (NASDAQ: OHGI) ("One Horizon" or the "Company"), which develops and licenses bandwidth efficient mobile voice over Internet Protocol ("VoIP") platform for smart phones, today announced the rollout of its platform in China, brand named Aishuo.

"The Chinese market is massive and much more disparate than any market we have previously entered.  We are entering this market via a true direct-to-consumer smartphone app under our own brand, Aishuo.  Our recent capital raise has funded our strategic development plan; and I am confident and excited to begin the next phase of the Company to expand our business model with a direct connection to our subscribers,” said Brian Collins, founder and CEO of One Horizon.

The Aishuo rollout will entail multiple leveraging strategies including advertisements, search engine optimization, press releases, event marketing, business-traveler direct marketing, on and off-line promotions as well as the brand new One Horizon Sponsored-Call platform.  Brand building and technology awareness activities will immediately start in App stores, Internet forums and social media outlets and run indefinitely.

The Chinese App store marketplace is truly unique with over 200 App stores in operation and Aishuo product has just been delivered to major App stores including Baidu’s 91.com and Baidu.com, the Tencent App store MyApp.com, 360 Qihoo store 360.cn and the ever growing Xiaomi store mi.com.

Aishuo smartphone app is combined with One Horizon's exciting new Sponsored-Call mobile advertising service where a user is presented with a list of companies that will sponsor their calls in consideration for listening to their in-app advertisement, an industry first for China.  Aishuo app is expected to drive multiple revenue streams from the supply of its value-added services including the rental of Chinese telephone phone numbers linked to the app, low cost local and international calling plans and sponsorship from advertisers.  Subscribers can top up their app credit from major online payment services in China including AliPay (from Alibaba), Union Pay, PayPal and Tenent’s WeChat payment service.

This One Horizon service will seek to acquire 15 million new subscribers to the smartphone app over a two-year period and we expect it to achieve industry average revenues per user (ARPU) for similar social media and Voice over IP apps.

To date, One Horizon has successfully installed infrastructure in numerous data centers across China to allow outgoing and incoming calls and SMS’s as well as free app to app calls and messaging.  The smartphone app will be able to provide numerous optimized Internet value added services to its subscribers including but not limited to voice and social media services such as texting, picture, video and geo-location messaging. These value added services are made possible through the creation of a "Virtual SIM" and One Horizon's proprietary communication software.

One Horizon developed a proprietary VoIP platform ("Horizon Platform") that enables wireless carriers around the world to provide customized and optimized voice and data services over any mobile, fixed and satellite network through an easy to install mobile app. Its SmartPacket™ technology underlying the Horizon Platform enables greater bandwidth efficiency by reducing IP overhead and optimizing packet flow, delivery and playback. One Horizon targets emerging markets with high population densities, high penetration of mobile phones, congested mobile networks, and high growth in smartphone adoption. Through several joint ventures with Chinese local partners and various contractual arrangements, One Horizon is moving forward to penetrate Chinese markets to capitalize on those opportunities.

Mobile operators pay an annual software licensing fee to the Company and a tiered user fee for each active subscriber using the white-label VoIP service powered by the Horizon Platform.  As the subscribers opt in, the company receives the user fee.  The Company continues to expand its revenue sources to mobile advertising and mobile payments by introducing new value-added services and features.

About One Horizon Group, Inc.

One Horizon Group Inc.'s business is to optimize communications over the Internet through its wholly owned subsidiary, Horizon Globex GmbH, Baar, which develops and markets one of the world's most bandwidth-efficient mobile voice over Internet Protocol (VoIP) platforms for smartphones, and also offers a range of other optimized data applications including messaging and mobile advertising. Horizon Globex GmbH is an ISO 9001 and ISO 20000-1 certified company. The Company has operations in Switzerland, the United Kingdom, China, India, Singapore, Hong Kong and Ireland. For more information on the Company, its products and services, please visit http://www.onehorizongroup.com.

Safe Harbor Statement

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company's products, as well as additional risks and uncertainties that are identified and described in Company's SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

MZ North America
Matthew Selinger, SVP
Tel: +1-949-298-4319
Email: Email Contact
www.mzgroup.us